Exhibit 99.1

REMARKETING TERMS SUMMARY

On April 27, 2015 (absent a Failed Remarketing), the class A-6A and class A-6B notes will be reset from their current terms to the following terms, which terms will be applicable until the final maturity date for the class A-6A and class A-6B notes (definitions for certain capitalized terms may be found in the Glossary at the end of the remarketing memorandum dated April 21, 2015):

	Class A-6A Notes	Class A-6B Notes

Original principal amount	$250,000,000	$250,000,000
Current outstanding principal amount	$250,000,000	$250,000,000
Principal amount being remarketed(1)	$250,000,000	$250,000,000
Remarketing Terms Determination Date	April 15, 2015	April 15, 2015
Notice Date(2)	April 17, 2015	April 17, 2015
Spread Determination Date(3)	April 21, 2015	April 21, 2015
Current reset date	April 27, 2015	April 27, 2015
All Hold Rate	Three-Month LIBOR plus 0.50%	Three-Month LIBOR plus 0.50%
Next applicable reset date	N/A(4)	N/A(4)
Interest rate mode	Floating	Floating
Index	Three-Month LIBOR(5)	Three-Month LIBOR(5)
Spread	Plus 0.55%	Plus 0.55%
Day-count basis	Actual/360	Actual/360
Weighted average remaining life	(6)	(6)
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(1) Subject to the receipt of timely delivered Hold Notices and any payment of principal made to the class A-6A and class A-6B notes, as applicable, on the April 27, 2015 distribution date.
(2) Unless an existing class A-6A or class A-6B noteholder, as applicable, submitted a Hold Notice to one of the remarketing agents prior to 12:00 p.m., (noon), New York City time, on the Notice Date, such notes have been irrevocably deemed to have been tendered for remarketing.
(3) The applicable Spread was determined on April 21, 2015.
(4)  Absent a failed remarketing of the class A-6A or class A-6B notes, there will be no subsequent reset dates for the class A-6A or class A-6B notes, as applicable.
(5)  Three-month LIBOR will be reset on each LIBOR Determination Date in accordance with the procedures set forth under “Description of the Notes—Determination of Indices—LIBOR” in the remarketing memorandum dated April 21, 2015.
(6) The projected weighted average remaining life to maturity for the class A-6A and class A-6B notes (and assuming a successful remarketing of such notes on the current reset date) under various usual and customary prepayment scenarios may be found under “Prepayments, Extensions, Weighted Average Remaining Life and Expected Maturity of the Class A-6A and Class A-6B Notes” attached as Exhibit I to the remarketing memorandum dated April 21, 2015.